GAS SUPPLY AGREEMENT

This Gas Supply Agreement entered into effective this 6th day of December, 2005 ("Agreement") by and between Corning Natural Gas Corporation, a gas corporation organized under the New York State Transportation Corporations Law ("Corning" ) and KeySpan Gas East Corporation d/b/a KeySpan Energy Delivery Long Island, both of which are gas corporations organized under the New York State Transportation Corporations Law (collectively, "KeySpan") Corning and KeySpan may be referred to collectively herein as the "Parties" or individually as a "Party".

WHEREAS, Corning desires to purchase quantities of natural gas to meet the requirements of its firm customers during the 2005-06 winter season;

WHEREAS, KeySpan desires to obtain a supply of flowing gas to sell to Corning to meet the requirements of Corning&s firm customers during the 2005-06 winter season; and

WHEREAS, KeySpan agrees to sell to Corning and Corning agrees to buy from KeySpan natural gas for resale under the terms and conditions set forth herein.

WHEREFORE, Corning and KeySpan hereby agree as follows:

SECTION 1. SCOPE OF AGREEMENT

KeySpan will purchase a supply of gas on Corning&s behalf, which gas supply will flow daily from the start of the gas day on December 1, 2005 and through the end of the gas day on March 31, 2006 (the "Gas Supply Period").

1.1. Estimated Delivered Volumes and Delivery Points

The Delivery Points where title to the gas will pass to Corning will be at any point of receipt specified under Corning&s firm transportation contracts with the following interstate pipelines: Dominion Transmission, Texas Gas Transmission, and Tennessee Gas Pipeline. On every day during the Gas Supply Period, KeySpan will deliver to the Delivery Points the quantity of gas nominated by Corning pursuant to Section 1.2, below.

Corning has developed estimates of the daily quantities it will need to purchase each month from KeySpan, on a net, city gate delivered basis, assuming 10% colder than normal weather, as follows:

December 5,439 Dth/day

January 4,389 Dth/day

February 5,764 Dth/day

March 4,751 Dth/day

Corning will be responsible for transportation of gas from the Delivery Points to Corning&s city gate.

1.2. Nominations

On a monthly basis and except as otherwise provided below for the month of December 2005, Corning will nominate by the 15th day of each month, or the first business day thereafter if such day falls on a weekend or holiday, the net city gate delivered quantity it wishes to purchase from KeySpan. Such nomination will be made first to KeySpan and then to any upstream interstate pipeline transporting the gas.

The Parties will coordinate their nomination activities, giving sufficient time to meet the deadlines of the affected transporter pipeline(s). Should either Party become aware that actual deliveries at the Delivery Point(s) are greater or less than the confirmed quantities of gas, such Party will promptly notify the other Party.

Corning may revise the estimated daily volumes set forth in Section 1.1 above for the months of January, February, and March upward or downward, depending on its requirements, but Corning&s nominations for those months may not be lower than 4,000 Dth/day. Corning is deemed to have a confirmed nomination of 5,439 Dth/day net delivered to the city gate for the month of December 2005.

Corning acknowledges that once it has nominated a volume of gas, KeySpan will commit to purchasing the nominated quantity on each day in the following month, and Corning will be required to pay for such gas regardless of its actual requirements. Corning further acknowledges that KeySpan is committing in advance to purchase 4,000 Dth per day on Corning&s behalf for the Gas Supply Period.

Following each nomination, KeySpan will confirm Corning&s nomination for the following month, and inform Corning of the price(s) and Delivery Point(s) of the nominated volumes. KeySpan agrees to sell and deliver, and Corning agrees to receive and purchase, the confirmed volumes at the prices set forth in KeySpan&s confirmation notice. The form of such confirmation notice will be as follows:

The terms of this nomination are binding unless disputed in writing within 2 Business Days of receipt.

KEYSPAN:

_________________________________________

_________________________________________

_________________________________________

Attn: _________________________________________

Phone: _________________________________________

Fax: _________________________________________

Transporter: _____________________________________

Transporter Contract Number:________________________

CORNING:

__________________________________________

__________________________________________

__________________________________________

Attn: __________________________________________

Phone: _________________________________________

Fax: __________________________________________

Transporter: _____________________________________

Transporter Contract Number:________________________

Contract Price: $ /MMBtu or ______________________________________________________________________
Delivery Period: Begin: , ___ End: , ___
Performance Obligation and Contract Quantity: (Select One) Firm (Fixed Quantity): Firm (Variable Quantity): MMBtus/day MMBtus/day
Delivery Point(s): ________________________ (If a pooling point is used, list a specific geographic and pipeline location):
Special Conditions:

1.3. Price

KeySpan will charge Corning the price KeySpan pays for the nominated quantities plus interest as set forth in Section 1.4, below. Thus, the total price of gas sold hereunder will vary monthly depending on Corning&s nominations and market prices, and will be calculated on a monthly basis.

1.4. Terms of Payment

Payment will be due 60 days from the invoice date. In addition to the invoiced amount, Corning will pay interest from the date of delivery of the gas through and including the date of payment at the rate of 4.5% per annum, provided payment is made within 60 from the invoice date. Amounts not paid within 60 days will bear interest from the date of delivery of the gas through and including the date of payment at the rate of 9% per annum. Payments will be by wire transfer, as follows:

KeySpan Gas East Corporation

d/b/a KEYSPAN ENERGY DELIVERY LONG ISLAND

100 EAST OLD COUNTRY RD, HICKSVILLE, NY 11801

Phone: (516) 545-6075

Attn: KEN SUTTON, MANAGER, GAS BILLING

Wire Transfer/ACH:

CITIBANK N.A., NY: ABA #021000089 ACCT #00036871

1.5. Dispute of Invoices

If Corning disputes the amount of any invoice or part thereof, it will provide supporting documentation to support the amount paid or disputed and will pay such amount as it concedes to be correct. In the event the Parties are unable to resolve such dispute, either Party may pursue any remedy available at law or in equity to enforce its rights pursuant to this Section.

1.6. Audit Rights

Corning shall have the right, at its own expense and upon reasonable notice and at reasonable times. To examine and audit and to obtain copies of the relevant portion of the books, records, and telephone recordings of KeySpan only to the extent reasonably necessary to verify the accuracy of any statement, charge, payment, or computation made under the Agreement. This right to examine, audit, and to obtain copies shall not be available with respect to proprietary information not directly relevant to transactions under this Agreement. All invoices and billings shall be conclusively presumed final and accurate and all associated claims for under or overpayments shall be deemed waived unless such invoices or billings are objected to in writing, with adequate explanation and/or documentation, within two years after the month of gas delivery. All retroactive adjustments under Section 1 shall be paid in full by the Party owing payment within 30 days of notice and substantiation of such inaccuracy.

SECTION 2 PERFORMANCE OBLIGATION

2.1. In addition to any liability for Imbalance Charges (i.e., any fees, penalties, costs or charges (in cash or in kind) assessed by a Transporter for failure to satisfy the Transporter&s balance and/or nomination requirements), which are not to be recovered twice by the following remedy, the exclusive and sole remedy of the Parties in the event of a breach of a firm obligation will be recovery of the following: (i) in the event of a breach by KeySpan on any day(s), payment by KeySpan to Corning in an amount equal to the positive difference, if any, between the purchase price paid by Corning utilizing the Cover Standard for replacement gas or alternative fuels and the price set forth in KeySpan&s confirmation notice, adjusted for commercially reasonable differences in transportation costs to or from the Delivery Point(s), multiplied by the difference between the Contract Quantity and the quantity actually delivered by KeySpan for such day(s); or (ii) in the event of a breach by Corning on any day(s), payment by Corning to KeySpan in the amount equal to the positive difference, if any, between the Contract Price and the price received by KeySpan utilizing the Cover Standard for the resale of such gas, adjusted for commercially reasonable differences in transportation costs to or from the Delivery Point(s), multiplied by the difference between the quantity provided in KeySpan&s confirmation notice and the quantity actually taken by Corning for such day(s); or (iii) in the event that Corning has used commercially reasonable efforts to replace the gas or KeySpan has used commercially reasonable efforts to sell the gas to a third party, and no such replacement or sale is available, then the exclusive and sole remedy of the non-breaching Party will be any unfavorable difference between the price provided in KeySpan&s confirmation notice and the Spot Price, adjusted for such transportation to the applicable Delivery Point, multiplied by the difference between the Contract Quantity and the quantity actually delivered by KeySpan and received by Corning for such day(s). The Spot Price will be the midpoint price published in Platt&s Gas Daily for the applicable Delivery Point.

2.2. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED HEREIN, IN NO EVENT WILL EITHER PARTY BE LIABLE UNDER THIS AGREEMENT, WHETHER BY STATUTE, IN CONTRACT, IN TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY), OR OTHERWISE, FOR INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, INDIRECT OR PUNITIVE DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES. TO THE EXTENT ANY DAMAGES REQUIRED TO BE PAID HEREUNDER ARE LIQUIDATED, THE PARTIES ACKNOWLEDGE THAT THE DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE, OR OTHERWISE OBTAINING AN ADEQUATE REMEDY IS INCONVENIENT AND THE DAMAGES CALCULATED HEREUNDER CONSTITUTE A REASONABLE APPROXIMATION OF THE HARM OR LOSS.

SECTION  3. TRANSPORTATION AND IMBALANCES

3.1. KeySpan will have the sole responsibility for transporting the gas to the Delivery Point(s) and for delivering such gas at a pressure sufficient to effect such delivery but not to exceed the maximum operating pressure of the Receiving Transporter. Corning will have the sole responsibility for transporting the gas from the Delivery Point(s).

3.2. The Parties will use commercially reasonable efforts to avoid imposition of any Imbalance Charges. If Corning or KeySpan receives an invoice from a transporter pipeline that includes Imbalance Charges, the Parties will determine the validity as well as the cause of such Imbalance Charges. If the Imbalance Charges were incurred as a result of Corning&s actions or inactions (which will include, but will not be limited to, Corning&s failure to accept quantities of gas equal to the confirmed volumes), then Corning will pay for such Imbalance Charges, or reimburse KeySpan for such Imbalance Charges paid by KeySpan to the transporter pipeline. If the Imbalance Charges were incurred as a result of KeySpan&s actions or inactions (which will include, but will not be limited to, KeySpan&s failure to deliver quantities of gas equal to the confirmed volumes), then KeySpan will pay for such Imbalance Charges, or reimburse Corning for such Imbalance Charges paid by Corning to the transporter pipeline.

SECTION 4.  QUALITY AND MEASUREMENT

All gas delivered by KeySpan will meet the quality and heat content requirements of the transporter pipeline receiving the gas.

SECTION 5.  TAXES

Corning will be responsible for any and all taxes, fees, levies, penalties, licenses or charges imposed by any government authority ("Taxes") on or with respect to the Gas, prior to, at, and after the Delivery Point(s). Any such Tax paid by KeySpan will be billed to and reimbursed by Corning.

SECTION 6.  TITLE, WARRANTY AND INDEMNITY

6.1. Unless otherwise specifically agreed, title to the gas will pass from KeySpan to Corning at the Delivery Point(s). KeySpan will have responsibility for and assume any liability with respect to the gas prior to its delivery to Corning at the specified Delivery Point(s). Corning will have responsibility for and assume any liability with respect to said gas after its delivery to Corning at the Delivery Point(s).

6.2. KeySpan warrants that it will have the right to convey and will transfer good and merchantable title to all gas sold hereunder and delivered by it to Corning, free and clear of all liens, encumbrances, and claims. Except as provided in this Section 6.2 and in Section 10.8, all other warranties, express or implied, including any warranty of merchantability or of fitness for any particular purpose, are disclaimed.

6.3. KeySpan agrees to indemnify Corning and save it harmless from all losses, liabilities or claims including attorneys& fees and costs of court ("Claims"), from any and all persons, arising from or out of claims of title, personal injury or property damage from the gas or other charges thereon which attach before title passes to Corning. Corning agrees to indemnify KeySpan and save it harmless from all Claims, from any and all persons, arising from or out of claims regarding payment, personal injury or property damage from the gas or other charges thereon which attach after title passes to Corning.

6.4. Notwithstanding the other provisions of this Section 6, as between KeySpan and Corning, KeySpan will be liable for all Claims to the extent that such arise from the failure of Gas delivered by KeySpan to meet the quality requirements of Section 4.

SECTION 7. NOTICES

7.1. All nomination confirmations, invoices, payments and other communications ("Notices") will be made to the addresses specified in writing by the respective Parties from time to time.

7.2. All Notices required hereunder may be sent by facsimile or mutually acceptable electronic means, a nationally recognized overnight courier service, first class mail or hand delivered.

7.3. Notice will be given when received on a business day by the addressee. In the absence of proof of the actual receipt date, the following presumptions will apply. Notices sent by facsimile will be deemed to have been received upon the sending Party&s receipt of its facsimile machine&s confirmation of successful transmission, if the day on which such facsimile is received is not a business day or is after five p.m. on a business day, then such facsimile will be deemed to have been received on the next following business day. Notice by overnight mail or courier will be deemed to have been received on the next business day after it was sent or such earlier time as is confirmed by the receiving Party. Notice via first class mail will be considered delivered two business days after mailing.

SECTION 8.  FORCE MAJEURE

8.1. Except with regard to a Party&s obligation to make payments when due under Section 1, and Imbalance Charges under Section 3, neither Party will be liable to the other for failure to perform an obligation to the extent such failure was caused by Force Majeure. The term "Force Majeure" as employed herein means any cause not reasonably within the control of the Party claiming suspension, as further defined in Section 8.2.

8.2. Force Majeure will include but not be limited to the following: (i) physical events such as acts of God, landslides, lightning, earthquakes, fires, storms or storm warnings, such as hurricanes, which result in evacuation of the affected area, floods, washouts, explosions, breakage or accident or necessity of repairs to machinery or equipment or lines of pipe; (ii) weather related events affecting an entire geographic region, such as low temperatures which cause freezing or failure of wells or lines of pipe; (iii) interruption of firm transportation and/or storage by Transporters; (iv) acts of others such as strikes, lockouts or other industrial disturbances, riots, sabotage, insurrections or wars; and (v) governmental actions such as necessity for compliance with any court order, law, statute, ordinance, or regulation promulgated by a governmental authority having jurisdiction. KeySpan and Corning will make reasonable efforts to avoid the adverse impacts of a Force Majeure and to resolve the event or occurrence once it has occurred in order to resume performance.

8.3. Neither Party will be entitled to the benefit of the provisions of Force Majeure to the extent performance is affected by any or all of the following circumstances: (i) the curtailment of interruptible or secondary firm transportation unless primary, in-path, firm transportation is also curtailed; (ii) the Party claiming excuse failed to remedy the condition and to resume the performance of such covenants or obligations with reasonable dispatch; or (iii) economic hardship. The Party claiming Force Majeure will not be excused from its responsibility for Imbalance Charges.

8.4. Notwithstanding anything to the contrary herein, the Parties agree that the settlement of strikes, lockouts or other industrial disturbances will be entirely within the sole discretion of the Party experiencing such disturbance.

8.5. The Party whose performance is prevented by Force Majeure must provide notice to the other Party. Initial notice may be given orally; however, written notification with reasonably full particulars of the event or occurrence is required as soon as reasonably possible. Upon providing written notification of Force Majeure to the other Party, the affected Party will be relieved of its obligation to make or accept delivery of Gas as applicable to the extent and for the duration of Force Majeure, and neither Party will be deemed to have failed in such obligations to the other during such occurrence or event.

SECTION 9.  TERM

The gas supply obligations of KeySpan to Corning will expire at the end of the Gas Supply Period. The rights of either Party pursuant to Section 1.6, the obligations to make payment hereunder, and the obligation of either Party to indemnify the other, shall survive the expiration or termination of this Agreement.

SECTION 10.  MISCELLANEOUS

10.1. This Agreement will be binding upon and inure to the benefit of the successors, assigns, personal representatives, and heirs of the respective Parties hereto, and the covenants, conditions, rights and obligations of this Agreement will run for the full term of this Agreement. No assignment of this Agreement, in whole or in part, will be made without the prior written consent of the non-assigning Party, which consent will not be unreasonably withheld or delayed; provided, either Party may transfer its interest to any parent or affiliate by assignment, merger or otherwise without the prior approval of the other Party. Upon any transfer and assumption, the transferor will not be relieved of or discharged from any obligations hereunder.

10.2. If any provision in this Agreement is determined to be invalid, void or unenforceable by any court having jurisdiction, such determination will not invalidate, void, or make unenforceable any other provision, agreement or covenant of this Agreement.

10.3. No waiver of any breach of this Agreement will be held to be a waiver of any other or subsequent breach.

10.4. This Agreement sets forth all understandings between the Parties respecting each transaction subject hereto, and any prior contracts, understandings and representations, whether oral or written, relating to such transactions are merged into and superseded by this Agreement and any subsequent nomination confirmation. This Agreement may be amended only by a writing executed by both Parties.

10.5. The interpretation and performance of this Agreement will be governed by the laws of New York State.

10.6. This Agreement and all provisions herein will be subject to all applicable and valid statutes, rules, orders and regulations of any Federal, State, or local governmental authority having jurisdiction over the Parties, their facilities, or gas supply, this Agreement or nomination confirmation or any provisions thereof.

10.7. There is no third party beneficiary to this Agreement.

10.8. Each Party to this Agreement represents and warrants that it has full and complete authority to enter into and perform this Agreement. Each person who executes this Agreement on behalf of either Party represents and warrants that it has full and complete authority to do so and that such Party will be bound thereby.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed by their respective duly authorized officers or individuals as of the date hereinabove first written.

KEYSPAN GAS EAST CORPORATION CORNING NATURAL GAS CORPORATION

d/b/a KEYSPAN ENERGY DELIVERY

LONG ISLAND

BY ITS AGENT

KEYSPAN UTILITY SERVICES LLC

By: _/s/Ronald Lukas	By: /s/ Thomas K. Barry, President & CEO
Name: _____ Ronald Lukas ____________	Name: _____ Thomas K. Barry______
Title: ____Vice President_____________	Title: _____ President & CEO_______
Date: _December 6, 2005	Date: _December 6, 2005

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